                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G/A-1
                                 (Rule 13d-102)

Information to be included in Statements filed pursuant to Rules 13d-1(b), (c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)

                               (Amendment No. 1)

                             WORLD OF SCIENCE, INC
                             ---------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   981500101
                       ---------------------------------
                                 (CUSIP Number)

             ______________________________________________________
            (Date of Event which requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



                         [ ] Rule 13d-1(b)
                         [ ] Rule 13d-1(c)
                         [X] Rule 13d-1(d)

CUSIP No.       981500101
                -----------------------------------

                 1    NAME OF REPORTING PERSON
                      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Fred H. Klaucke
                      S.S. # ###-##-####
------------------------------------------------------------------------------------------------------------
                 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a)  [ ]
                     (b)  [ ]
------------------------------------------------------------------------------------------------------------
                 3   SEC USE ONLY

------------------------------------------------------------------------------------------------------------
                 4   CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States
------------------------------------------------------------------------------------------------------------

    NUMBER OF                5           SOLE VOTING POWER
     SHARES
   BENEFICIALLY                          1,220,000
    OWNED BY                 ------------------------------------------------------------------------------
      EACH
    REPORTING                6           SHARED VOTING POWER
     PERSON
      WITH                                227,140*            *Shares owned jointly with spouse
                            --------------------------------------------------------------------------------
                             7            SOLE DISPOSITIVE POWER

                                          1,220,000
                            --------------------------------------------------------------------------------
                             8             SHARED DISPOSITIVE POWER

                                           227,140*           *Shares owned jointly with spouse
-----------------------------------------------------------------------------------------------------------
                 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,447,140
------------------------------------------------------------------------------------------------------------
                10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                                 [ ]
------------------------------------------------------------------------------------------------------------
                11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      30.4%
------------------------------------------------------------------------------------------------------------
                12   TYPE OF REPORTING PERSON

                     IN
------------------------------------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

             World of Science, Inc.
              ------------------------------------------------
Item 1(b).   Address of Issuer's Principal Executive Offices:
             900 Jefferson Road, Building Four, Rochester, New York 14623
             ------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             Fred H. Klaucke
             -------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             900 Jefferson Road, Building Four, Rochester, New York 14623
             ------------------------------------------------------------

Item 2(c).  Citizenship:

            United States
            ------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common stock, $.01 par value
            ------------------------------------------------------------

Item 2(e).  CUSIP Number:

            981500101
            ------------------------------------------------------------

Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

     (a)       [ ]  Broker or dealer registered under Section 15 of the Exchange Act;
     (b)       [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;
     (c)       [ ]  Insurance Company as defined in Section 3(a)(19) of the Exchange Act;
     (d)       [ ]  Investment Company registered under Section 8 of the Investment Company Act;
     (e)       [ ]  Investment Adviser registered in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f)       [ ]  Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g)       [ ]  Parent Holding Company or control person in accordance with Rule 13-d-1(b)(1)(ii)(G);
     (h)       [ ]  Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                    of the Investment Company Act;
     (i)       [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14)
     (j)       [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.
          (a)   Amount beneficially owned:

                1,447,140
          -------------------------------------------------------------------
          (b)   Percent of class:

                30.4%
          -------------------------------------------------------------------
          (c)   Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  1,220,000
          -------------------------------------------------------------------
          (ii)  Shared power to vote or to direct the vote  227,140
          -------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the disposition of  1,220,000
          -------------------------------------------------------------------
          (iv)  Shared power to dispose or to direct the disposition of  227,140


Item 5.   Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following  [    ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Of the shares owned by Mr. Klaucke 227,140 shares are owned jointly with his spouse

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       February 10, 1999
                                                       -----------------
                                                        (Date)


                                                       /s/ Fred H. Klaucke
                                                       -------------------
                                                        (Signature)


                                                       Fred H. Klaucke
                                                       ---------------
                                                        (Name)